NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND YEAR ENDED DECEMBER 31, 2009 RESULTS
AND UPDATES W AUSTIN HOTEL & RESIDENCES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	W Austin Hotel & Residences project in downtown Austin, Texas, continues to be on schedule and within budgeted cost of $300 million.
•	At December 31, 2009, Stratus had $15.4 million of cash and cash equivalents and $30 million in available borrowing capacity under its revolving credit facility.
•	As of December 31, 2009, there were 13 Meridian lots in the Circle C community remaining under homebuilder contracts, all of which were sold in the first quarter of 2010 for $0.9 million.

SUMMARY FINANCIAL RESULTS
			Years Ended
	Fourth Quarter		December 31,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Amounts)
Revenues	$2,419	$2,719	$10,785	$18,783
Operating loss	(1,974)	(2,988)	(9,878)	(7,258)
Net loss	(1,243)	(2,190)	(6,231)	(4,229)
Net loss attributable to Stratus common stock	(1,170)	(1,986)	(5,904)	(3,837)

Diluted net loss per share attributable to Stratus common stock:
Continuing operations	$(0.16)	$(0.26)	$(0.79)	$(0.49)
Discontinued operations	-	-	-	(0.01)
Diluted net loss per share attributable to Stratus common stock	$(0.16)	$(0.26)	$(0.79)	$(0.50)

Diluted weighted average shares of common stock
outstanding	7,436	7,644	7,438	7,621

AUSTIN, TX, March 31, 2010 – Stratus Properties Inc. (NASDAQ: STRS) reported a net loss attributable to common stock of $1.2 million, $0.16 per share, for the fourth quarter of 2009, compared to a net loss of $2.0 million, $0.26 per share, for the fourth quarter of 2008.  For the year ended December 31, 2009, Stratus reported a net loss attributable to common stock of $5.9 million, $0.79 per share, compared to a net loss of $3.8 million, $0.50 per share, for the year ended December 31, 2008.

Stratus sold 17 lots at its Meridian development in each of the fourth quarters of 2009 and 2008.  For the year ended December 31, 2009, Stratus sold 2 courtyard homes at Calera Court, 1 lot at Verano Drive and 56 lots at Meridian, compared with 2 courtyard homes at Calera Court, 3 lots at Verano Drive and 142 total lots at Meridian, Deerfield and Wimberly Lane during the year ended December 31, 2008.  Stratus sold the last 13 Meridian lots in the Circle C community remaining under homebuilder contracts in the first quarter of 2010 for $0.9 million.  Stratus currently has no outstanding homebuilder contracts.  Stratus is proactively working to continue high-priority development activities and to maximize long-term property values, despite current real estate market conditions.

Rental income from commercial leasing properties totaled $1.2 million in each of the fourth quarters of 2009 and 2008, and $4.5 million for each of the years ended December 31, 2009 and 2008; however, rental income from Stratus’ two 75,000-square-foot office buildings at 7500 Rialto Boulevard was $0.2 million lower in both the fourth-quarter and year 2009 because of higher vacancies, compared to the fourth-quarter and year 2008.  These 2009 decreases were offset by additional rental income from the new leases in 2009 at Barton Creek Village and 5700 Slaughter, where leasing activities continue.  At December 31, 2009, occupancy was 97 percent for the original office building at 7500 Rialto Boulevard and 94 percent for the second building.

W Austin Hotel & Residences.  As previously announced, in May 2008, Stratus entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson) for the development of the W Austin Hotel & Residences in downtown Austin.  Stratus, the manager of the project, has an approximate 40 percent interest in the joint venture and Canyon-Johnson has an approximate 60 percent interest in the joint venture.  As of December 31, 2009, capital contributions totaled $53.0 million for Stratus and $75.2 million for Canyon-Johnson.

On October 21, 2009, the subsidiary of Stratus assigned and transferred the construction loan agreement documents to Beal Bank Nevada (Beal Bank).  Pursuant to the Beal Bank loan agreement, the joint venture may borrow up to an aggregate of $120 million to fund the construction, development and marketing costs of the W Austin Hotel & Residences project.  An initial advance under the Beal Bank loan agreement of $3.4 million was made at closing.  The next advance is expected to occur in mid-2010 and thereafter advances are expected to be made monthly until the loan is fully funded.  As a condition to further funding from the Beal Bank loan agreement, the joint venture must invest at least $180 million in the project.

On December 16, 2009, Stratus and Canyon-Johnson amended the operating agreement for the joint venture to provide that each partner will make an additional $10 million contribution to the joint venture, as needed, to fund construction costs.  In connection with the amended agreement, the joint venture partners’ required capital contributions increased from $53 million to $63 million for Stratus and from $75 million to $85 million for Canyon-Johnson, reducing the additional equity required from approximately $52 million to approximately $32 million.

The joint venture is currently in negotiations with a lender to secure financing for the additional required equity.  To the extent negotiations with this lender are unsuccessful or other acceptable third-party financing is not secured, the joint venture may be obligated to fund the additional capital necessary to meet the $180 million pre-funding requirement under the Beal Bank loan agreement.  If the joint venture does not secure project financing from a third-party lender or investor, or if Stratus or Canyon-Johnson is unable to make required additional future capital contributions to the joint venture, the joint venture may be required to delay further construction of the project until additional financing is available, which could also result in an impairment charge to the W Austin Hotel & Residences real estate asset.

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Stratus is a diversified real estate company engaged in the acquisition, development, management, operations and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding proposed real estate sales, commercial leasing activities and development and financing activities at the W Austin Hotel & Residences project.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  Stratus cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.  Important factors that might cause future results to differ from results anticipated by forward-looking statements include economic and business conditions, the availability of financing, regulatory approvals, environmental regulations and other factors which are described in more detail in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

A copy of this release is available on Stratus’ web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009		2008
Revenues:
Real estate	$1,130	$1,277	$5,331		$13,271
Rental income	1,232	1,195	4,528		4,473
Commissions, management fees and other	57	247	926		1,039
Total revenues	2,419	2,719	10,785		18,783
Cost of sales:
Real estate, net	1,471	1,868	8,277		13,031
Rental	673	871	3,078		3,554
Depreciation	407	441	1,634		1,652
Long-lived asset impairments	-	250	-		250
Total cost of sales	2,551	3,430	12,989		18,487
General and administrative expenses	1,842	2,277	7,674		7,554
Total costs and expenses	4,393	5,707	20,663		26,041
Operating loss	(1,974)	(2,988)	(9,878)		(7,258)
Interest income	352	16	679		1,448
Other (expense) income, net	(63)	-	504	a	-
Loss on extinguishment of debt	-	-	(182	)b	-
Loss on interest rate cap agreement	(71)	(489)	(38)		(610)
Loss from continuing operations before income taxes and
equity in unconsolidated affiliate’s (loss) income	(1,756)	(3,461)	(8,915)		(6,420)
Equity in unconsolidated affiliate’s (loss) income	(77)	197	(354)		562
Benefit from income taxes	590	1,074	3,038		1,734
Loss from continuing operations	(1,243)	(2,190)	(6,231)		(4,124)
Loss from discontinued operations	-	-	-		(105	)c
Net loss	(1,243)	(2,190)	(6,231)		(4,229)
Net loss attributable to noncontrolling interest in subsidiaryd	73	204	327		392
Net loss attributable to Stratus common stock	$(1,170)	$(1,986)	$(5,904)		$(3,837)

Net loss per share attributable to Stratus common stock:
Continuing operations	$(0.16)	$(0.26)	$(0.79)		$(0.49)
Discontinued operations	-	-	-		(0.01)
Basic and diluted net loss per share attributable to Stratus
common stock	$(0.16)	$(0.26)	$(0.79)		$(0.50)

Weighted average shares of common stock outstanding:
Basic and diluted	7,436	7,644	7,438		7,621

a.	Includes $0.6 million related to a forfeited homebuilder deposit for contract termination.
b.	Relates to assignment of W Austin Hotel & Residences project construction loan to a Stratus subsidiary.
c.	Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.
d.	Relates to the operations of W Austin Hotel & Residences, Stratus’ consolidated subsidiary.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2009		2008
ASSETS
Cash and cash equivalents	$15,398		$17,097
Investment in U.S. treasury securities	-		15,388
Real estate held for sale – developed or under development	124,801		115,966
Real estate held for sale – undeveloped	57,201		27,514
Real estate held for use, net	101,863		56,919
Investment in unconsolidated affiliate	3,391		2,283
Deferred tax assets	8,296		7,330
Other assets	17,640		10,049
Total assets	$328,590		$252,546

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$16,247		$6,585
Accrued interest and property taxes	3,401		3,203
Deposits	7,700		1,301
Debt	81,105		63,352
Other liabilities	2,224		3,583
Total liabilities	110,677		78,024

Equity:
Stratus stockholders’ equity:
Preferred stock	-		-
Common stock	83		83
Capital in excess of par value of common stock	197,333		196,692
Accumulated deficit	(35,999)		(30,095)
Accumulated other comprehensive loss	-		(3)
Common stock held in treasury	(17,941)		(17,441)
Total Stratus stockholders’ equity	143,476		149,236
Noncontrolling interest in subsidiary	74,437	a	25,286	a
Total equity	217,913		174,522
Total liabilities and equity	$328,590		$252,546

a.	Relates to Canyon-Johnson’s interest in the W Austin Hotel & Residences project.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

Years Ended December 31,
2009	2008
Cash flow from operating activities:
Net loss	$(6,231)	$(4,229)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	1,634	1,652
Cost of real estate sold	3,652	9,021
Loss on interest rate cap agreement	38	610
Loss on extinguishment of debt	182	-
Long-lived asset impairments	-	250
Deferred income taxes	(966)	(774)
Stock-based compensation	735	1,021
Equity in unconsolidated affiliate’s loss (income)	354	(562)
Distribution of unconsolidated affiliate’s income	-	1,266
Loss from discontinued operations	-	105	a
Deposits	(924)	(1,950)
Purchases and development of real estate properties	(44,239)	(30,165)
Municipal utility district reimbursements	6,389	6,229
(Increase) decrease in other assets	(209)	1,196
Decrease in accounts payable, accrued liabilities and other	(2,031)	(461)
Net cash used in operating activities	(41,616)	(16,791)

Cash flow from investing activities:
Development of commercial leasing properties and other expenditures	(39,267)	(15,545)
(Investment in) return of investment in unconsolidated affiliate	(1,462)	2,374
Proceeds from (investment in) U.S. treasury securities	15,391	(15,391)
Investment in interest rate cap agreement	-	(673)
Other	53	36
Net cash used in investing activities	(25,285)	(29,199)

Cash flow from financing activities:
Borrowings from revolving credit facility	20,035	-
Payments on revolving credit facility	(7,932)	-
Borrowings from project and term loans	8,073	2,094
Payments on project and term loans	(579)	(242)
Noncontrolling interest contributions	49,478	25,678
Net (payments for) proceeds from stock-based awards	(121)	58
Purchases of Stratus common stock	(404)	(2,529)
Financing costs	(3,348)	(2,845)
Net cash provided by financing activities	65,202	22,214
Net decrease in cash and cash equivalents	(1,699)	(23,776)
Cash and cash equivalents at beginning of year	17,097	40,873
Cash and cash equivalents at end of year	$15,398	$17,097

a.	Relates to the revised amount of Texas Margin Tax accrued on Escarpment Village income earned during 2007.

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